Exhibit 7

SYCAMORE PARTNERS, L.P.

SYCAMORE PARTNERS A, L.P.

9 WEST 57TH STREET, 31ST FLOOR

NEW YORK, NEW YORK 10019

May 30, 2012

TLB Holdings LLC

c/o Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: Stefan Kaluzny and Peter Morrow

Gentlemen:

TLB Holdings LLC, a Delaware limited liability company (“Parent”), has informed us that, pursuant to an Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among Parent, TLB Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and The Talbots, Inc., a Delaware corporation (the “Company”), Sub will make a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all the outstanding shares of Company Common Stock at the Offer Price, net to the seller thereof in cash, and, regardless of whether or not the Offer is completed, will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used and not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings ascribed to such terms in the Merger Agreement.

We are pleased to advise you that Sycamore Partners, L.P., a Delaware limited partnership, and Sycamore Partners A, L.P., a Delaware limited partnership (collectively, the “Investor”), hereby commits, subject only to the terms and conditions set forth in paragraph 3 of this Agreement, immediately prior to the earlier of the Offer Closing or the Merger Closing, to contribute to Parent (in the form of equity other than Disqualified Capital Stock (as defined below)) an aggregate amount equal to $210,000,000 (as may be adjusted pursuant to this paragraph, the “Contribution Obligation”), in cash in immediately available funds solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration, as applicable, pursuant to and in accordance with the terms of the Merger Agreement and amounts required to be paid pursuant to Section 3.04 of the Merger Agreement, and in each case, including fees and expenses related to each of the foregoing, and fees and expenses directly related to the Debt Financing required to be paid by Parent, Merger Sub and the Surviving Corporation; provided that under no circumstance shall Investor be obligated, directly or indirectly, to fund an aggregate amount in excess of the Contribution Obligation. Investor may effect the contribution of the Contribution Obligation directly or indirectly through one or more intermediaries or affiliated entities, but the foregoing shall not relieve Investor of its obligations to fund the full amount of the Contribution Obligation. The amount of the Contribution Obligation to be funded under this Agreement immediately prior to the earlier of the Offer Closing or the Merger Closing may be reduced in an amount specified by Parent but only to the extent that it will nevertheless be possible for Parent and Sub to consummate the transactions contemplated by the Merger Agreement in accordance with all requirements therein (and without breaching the terms of the Debt Commitment Letter or New Debt Commitment Letter, as applicable, or causing the failure of any of the conditions set forth therein) with Investor contributing less than the full amount of its Contribution Obligation.  “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the maturity date of the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(b) of the Merger Agreement, such Alternative Debt Financing), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the maturity date of the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(b) of the Merger Agreement, such Alternative Debt Financing), or (c) contains any repurchase obligation which may come into effect on or prior to the first anniversary of the maturity date of the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(b) of the Merger Agreement, such Alternative Debt Financing).

The Investor’s obligation to fund the Contribution Obligation is conditioned upon (a) the execution and delivery of the Merger Agreement by the parties thereto, (b) if the Offer Closing shall occur, the satisfaction, or waiver by Parent and Sub (with the prior written approval of Investor), of all the Offer Conditions as of the expiration of the Offer (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but each of which shall be capable of being satisfied on the Offer Closing Date) or if the Merger Closing shall occur (without the Offer Closing), the satisfaction, or waiver by Parent and Sub (with the prior written approval of Investor), at the Merger Closing of all conditions precedent to the obligations of Parent and Sub to consummate the Merger set forth in Section 8.01 (other than Section 8.01(d)) of the Merger Agreement and Section 8.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing, but each of which shall be capable of being satisfied on the Merger Closing Date), (c) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(b) of the Merger Agreement, such Alternative Debt Financing) has been funded or would be funded simultaneously in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, with the funding of the Contribution Obligation if the Contribution Obligation is funded immediately prior to the Offer Closing or the Merger Closing, as applicable and (d) the contemporaneous consummation of the Offer Closing, if the Offer Closing shall occur, and the Merger (regardless of whether the Offer Closing occurs).

This Agreement shall inure to the benefit of and be binding upon Parent and Investor. Investor acknowledges that the Company has relied on this Agreement and, accordingly, Investor acknowledges that the Company is an express third party beneficiary hereof, entitled to specifically enforce the obligations of Investor directly against Investor to the full extent hereof in connection with the Company’s exercise of its rights under Section 11.10(b) of the Merger Agreement (subject to the limitations set forth therein) and, in connection therewith, the Company has the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Sub to cause, or to directly cause, Investor to fund, directly or indirectly, the Contribution Obligation and to take any and all actions as may be necessary or appropriate to cause the Contribution Obligation to be funded as, and only to the extent permitted by this Agreement, in each case, when all of the conditions set forth in the immediately preceding paragraph have been satisfied and as otherwise contemplated by the exercise of the Company’s rights under Section 11.10(b) of the Merger Agreement, and the Company shall have no other rights or remedies hereunder. Investor accordingly agrees, subject in all respects to Section 11.10(b) of the Merger Agreement, not to raise any objections to the availability of the equitable remedy of specific performance. Investor further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 11.10 of the Merger Agreement. Except for the rights of the Company set forth in the third preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, Investor and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution Obligation or any provisions of this Agreement or to confer upon any Person any rights or remedies against any Person other than Investor (but only at the direction of Investor as contemplated hereby) under or by reason of this Agreement. Without limiting the foregoing, neither Parent’s creditors (other than the Company, but in the case of the Company, only on the terms, and subject to the limitations, set forth in this paragraph and Section 11.10 of the Merger Agreement) nor any Person (other than Parent or the Company, but in the case of the Company, only on the terms, and subject to the limitations, set forth in this paragraph and Section 11.10 of the Merger Agreement) shall have any right to specifically enforce this Agreement or to cause Parent to enforce this Agreement.

The Investor reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Contribution Obligation hereunder to one or more of its Affiliates, or to one or more other investors, and upon the actual funding of such assigned portion of the Contribution Obligation effective upon the earlier of the Offer Closing or the Merger Closing, the Investor shall have no further obligation to you with respect thereto. Notwithstanding the foregoing, the Investor acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company, any such assignment shall not relieve the Investor of its obligation to fund the full amount of the Contribution Obligation.

The Investor’s obligation to fund the Contribution Obligation shall expire on the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Merger Closing so long as Investor shall have funded the Contribution Obligation in connection therewith, (c) any claim by the Company under, or any Action brought by the Company with respect to, the Limited Guarantee (as defined below), the Guarantor or any Guarantor Affiliate (as defined in the Limited Guarantee) thereof (other than in respect of a Guaranteed Obligation (as defined in the Limited Guarantee)) or (d) any other claim under, or

Action against, the Investor or any Affiliate thereof in connection with this Agreement, the Limited Guarantee, the Merger Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto, other than Guarantee Claims, Merger Agreement Claims, Confidentiality Agreement Claims or Equity Commitment Claims (in each case, as defined in the Limited Guarantee).  From and after the expiration of this Agreement in accordance with the preceding sentence, neither the Investor nor any Non-Recourse Parent Party (as defined below) will have any further liability or obligation to any Person as a result of this Agreement.

Concurrently with the execution and delivery of this Agreement, Investor is executing and delivering to the Company a Limited Guarantee, dated as of the date hereof (the “Limited Guarantee”), with respect to the Guaranteed Obligations (as defined in the Limited Guarantee), in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Limited Guarantee. The Company’s remedies against Investor under the Limited Guarantee, the Company’s rights to specific performance under this Agreement, the Company’s rights and remedies under the Confidentiality Agreement and the Company’s remedies against Parent and Sub under the Merger Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against (i) Investor, Parent or Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, advisors, Affiliates, members, managers, general or limited partners or assignees of Investor, Parent or Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor or assignee of any of the foregoing (other than Parent and Sub to the extent provided in the Merger Agreement) (those persons and entities described in clause (ii) but excluding Parent and Sub, each being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event Parent or Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Sub’s breach is caused by Investor’s breach of its obligations under this Agreement. Notwithstanding anything to the contrary set forth in this paragraph, paragraph 4 or in the Limited Guarantee, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in the fourth paragraph of this Agreement, may cause Parent and Sub to, or to directly, cause the Contribution Obligation to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 11.10(b) of the Merger Agreement or on the terms, and subject to the conditions, set forth in the fourth paragraph of this Agreement.

Except as set forth in paragraph 4, but otherwise notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Investor is a limited partnership, Parent covenants, agrees and acknowledges that no Person other than Investor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parent Party for any obligations of the Investor under this Agreement or for any claim based on, in respect of or by reason of any such obligations or their creation, through Parent, Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-

Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, provided, however, that in the event that prior to the termination of this Agreement in accordance with its terms, Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Investor’s remaining net assets plus the uncalled capital of Investor is less than the unpaid portion of the Contribution Obligation, if any, and the transferee thereof does not assume, directly or indirectly, Investor’s obligations hereunder, then, and in each such case, Parent may seek recourse (and the Company, as an express third party beneficiary, subject to, and in accordance with, the terms and conditions of paragraph 4 hereof, may seek recourse), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of Investor under this Agreement, but nothing shall limit the Company’s rights, in each case, specifically enumerated and subject to each of the limitations set forth in paragraph 4 hereunder and Section 11.10(b) of the Merger Agreement. Under no circumstances shall the Investor be liable to the Company or any other Person for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits.

Investor hereby represents and warrants, with respect to itself to Parent and the Company that: (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, (d) the amount of the Contribution Obligation is equal to or less than the maximum amount that Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, (e) it has uncalled capital commitments or otherwise has available funds in excess of the amount of the Contribution Obligation plus the aggregate amount of all other commitments and obligations it currently has outstanding, and its limited partners or other investors have the obligation to fund such capital following the issuance of the capital call, and (f) the execution, delivery and performance by the undersigned of this Agreement do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or Order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any Contract to which the undersigned is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by Investor of the transactions contemplated by this Agreement on a timely basis.

THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF

THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Agreement or the negotiation, execution or performance hereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the agreement of the parties hereto under this paragraph to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof duly appointed such an agent does hereby appoint Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, as such agent.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual in nature.

In consideration of the undersigned’s execution and delivery of this Agreement to you, Parent agrees, whether or not definitive documentation with respect to the contemplated financing is executed, (a) to pay and hold the Investor (and the Non-Recourse Parent Parties) harmless from and against any and all liabilities or losses with respect to or arising out of the Offer, the Merger, this Agreement, or the execution, delivery, enforcement and performance, or consummation, of the Merger Agreement or any of the other agreements and financings and other transactions referred to herein or in any agreements executed in connection herewith,  and (b) except as may be limited pursuant to any separate written agreement with the Investor, to pay upon receipt of an invoice the costs and expenses of the Investor (including the fees and disbursements of counsel to the Investor) arising in connection with the preparation, execution and delivery of this Agreement and the definitive documentation for the Merger and the contemplated financing.

This Agreement may not be amended, waived or otherwise modified without the prior written consent of Parent, Investor and the Company. Except as set forth in paragraph 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Investor and the Company. Any transfer in violation of the preceding sentence shall be null and void.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this Agreement may not be enforced without giving effect to the provisions of paragraph 7 of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

This Agreement may be signed in two or more counterparts (including via facsimile or other means of electronic transmission), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The rights of Parent under this Agreement may not be assigned in any manner without the Investor’s prior written consent, in its sole discretion; provided that Parent may assign its rights under this Agreement to the Company as contemplated by the Merger Agreement.

If you are in agreement with the terms of this commitment letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

SYCAMORE PARTNERS, L.P.
SYCAMORE PARTNERS A, L.P.

By: Sycamore Partners GP, L.L.C.
Its: General Partner

By: Sycamore Partners MM, L.L.C.
Its: Managing Member

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	Managing Member

Accepted and agreed to as of the date first
written above:

TLB HOLDINGS LLC

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	President